SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                        Commission File Number: 000-22596
                                                ---------

                                   Net 2 L.P.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                    c/o Lexington Corporate Properties Trust
                              355 Lexington Avenue
                               New York, NY 10017
                                 (212) 692-7200
--------------------------------------------------------------------------------
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Units of Limited Partnership Interests
--------------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
--------------------------------------------------------------------------------
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

              Rule 12g-4(a)(1)(i)  |X|   Rule 12h-3(b)(1)(i)  |X|
              Rule 12g-4(a)(1)(ii) |_|   Rule 12h-3(b)(1)(ii) |_|
              Rule 12g-4(a)(2)(i)  |_|   Rule 12h-3(b)(2)(i)  |_|
              Rule 12g-4(a)(2)(ii) |_|   Rule 12h-3(b)(2)(ii) |_|
                                         Rule 15d-6           |X|

Approximate number of holders of record as of the certification or notice date:  0
             ---

Pursuant to the requirements of the Securities Exchange Act of 1934, Net 2 L.P. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                             By:   Lepercq Net 2 L.P., its general partner

                                   By:   Lepercq Net 2 Inc., its general partner

Date:  11/29/01                          By:  /s/ E. Robert Roskind
      --------------                          -----------------------------
                                         Name:  E. Robert Roskind
                                         Title: President